UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 10, 2014 (February 5, 2014)

MYOS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
 (Address of Principal Executive Offices)

(973) 509-0444
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On February 5, 2014, MYOS Corporation (the “Company”) filed a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding and authorized shares of common stock at a ratio of 1 for 50 (the “Stock Split”). The Stock Split was previously approved by the board of directors of the Company. A copy of the Certificate of Change is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

As a result of the Stock Split, the number of the Company’s authorized shares of common stock was decreased from 300,000,000 to 6,000,000 shares of common stock and the number of its authorized shares of preferred stock was decreased from 25,000,000 to 500,000 shares of preferred stock. The effective date of the Stock Split was February 10, 2014. Upon the effectiveness of the Stock Split, the Company’s issued and outstanding shares of common stock decreased from approximately 145.9 million shares to approximately 2.9 million shares of common stock, all with a par value of $0.001. The Company has no outstanding shares of preferred stock. Fractional shares resulting from the Stock Split will be rounded up to the next whole number.

On February 10, 2014, the Company issued a press release announcing the Stock Split as well as its preliminary gross revenue and net loss figures for the fourth quarter and year ended December 31, 2013.  A copy of the press release is attached hereto as Exhibit 99.1, which shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On February 10, 2014, the Company issued a press release announcing that it had issued a letter to its shareholders. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Change filed with the Nevada Secretary of State, dated February 5, 2014
99.1	Press release issued by the Company on February 10, 2014 regarding reverse stock split
99.2	Press release issued by the Company on February 10, 2014 regarding letter to shareholders

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2014

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: President

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